EXHIBIT 99.1

NEWS RELEASE For Immediate Release

Contact:	Kelly M. Malson
Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE CORPORATION REPORTS THIRD
QUARTER REVENUES AND NET INCOME PER SHARE

GREENVILLE, S.C. (January 24, 2008) - World Acceptance Corporation (NASDAQ: WRLD) today reported record third quarter revenues and net income per share.

Net income for the third quarter of fiscal 2008 increased to $7.3 million, or $0.43 per diluted share, compared with $7.0 million, or $0.39 per diluted share, for the same quarter last year. The fiscal 2008 results included an unusual increase in income taxes of $1.5 million, or $0.09 per dilutive share.

“We experienced record loan demand in the third fiscal quarter that contributed to a 22.3% jump in pre-tax income to $14.0 million, up from $11.5 million in the third quarter of last year,” stated Sandy McLean, CEO of World Acceptance Corporation. “Our gross loans outstanding rose 18.3% to $663.2 million, primarily due to increased demand during our busy holiday season and the strong performance of existing loan offices. We experienced double digit loan growth in 10 of our 11 state markets and five states reported loan growth exceeding 20%. In addition, our expansion into Mexico has been a solid contributor, both in terms of loan growth and loan quality.

“Our net income for the latest quarter was reduced by a $1.5 million addition to our third quarter tax provision as a result of a recent examination by a state that challenges the deductibility of certain inter-company interest payments. Although we intend to defend our position vigorously, it is too early at this time to predict the final resolution on this tax issue and any potential recovery of this extra tax provision made this quarter. We expect to add approximately $40,000 to our quarterly tax provision going forward until this tax issue is resolved,” continued Mr. McLean.

Total revenues for the quarter increased 18.8% to $88.0 million from $74.1 million for the quarter ended December 31, 2006. This increase resulted from the Company’s strong internal loan growth and higher sales of insurance and other products.

Provision for loan losses increased 26.5% to $23.2 million, up from $18.4 million in the third quarter of last year. Net charge-offs increased $3.9 million, or 26.2%, compared to the prior year quarter. Net charge-offs as a percentage of average net loans increased to 16.7% on an annualized basis during the most recent quarter from 15.6% in the same quarter last year. This quarter over quarter increase of 110 basis points on an annualized basis is very consistent with the Company’s experience during the first two quarters of the fiscal year and brings the current charge-off ratios more in-line with historical levels. The Company’s management continues to monitor the Company’s loan portfolio in light of the softening economy and believes that the allowance is adequate based on current expectations.
The Company’s growth in revenues and cost control programs had a positive effect in reducing general and administrative expenses as a percent of revenue to 53.9% in the third quarter of fiscal 2008 compared with 55.9% in same quarter of the prior year. General and administrative expenses were down 0.6% per office in the third quarter of fiscal 2008 compared with the prior year’s quarter.

WRLD Reports Revenues and Net Income per Share

January 24, 2008

Other key return ratios for the third quarter included a 5.9% return on average assets (annualized) and an annualized return on average equity of 13.1%.

Nine-Month Results
For the first nine months of the fiscal year, net income was $28.6 million, or $1.63 per diluted share, representing a 6.5% increase in net earnings and an 12.8% increase in earnings per share over the $26.9 million, or $1.45 per diluted share, for the prior year nine-month period. The fiscal 2008 results included the additional tax provision of $1.5 million, or $0.09 per diluted share.

Total revenues for the first nine months of fiscal 2008 were $244.6 million, a 19.2% increase over the $205.1 million during the corresponding period of the previous year. Net charge-offs increased $10.8 million compared with the prior year first nine months. Net-charge-offs as a percent of average net loans were 15.0% compared to 13.8% during the prior year nine month period.

During the first nine months of the fiscal year, the Company opened 87 offices and acquired 13 offices, and merged one office into an existing location, resulting in a total of 831 offices at December 31, 2007.

About World Acceptance Corporation
World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 831 offices in eleven states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Third Quarter Conference Call
The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. Interested parties may participate in this call by dialing 1-877-440-5787. A simulcast of the conference call is also available on the Internet at www.streetevents.com. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company’s markets and changes in the economy (particular in the markets served by the Company). Such factors are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Reports Revenues and Net Income per Share

January 24, 2008

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Interest & fees	$75,208	$63,509	$210,303	$176,795
Insurance & other	12,835	10,593	34,327	28,352
Total revenues	88,043	74,102	244,630	205,147
Expenses:
Provision for loan losses	23,224	18,365	55,856	43,345
General and administrative expenses
Personnel	29,280	25,778	86,028	73,044
Occupancy & equipment	5,555	4,439	15,856	12,769
Data processing	344	571	1,533	1,621
Advertising	6,023	4,734	10,753	8,418
Intangible amortization	622	683	1,875	2,219
Other	5,646	5,254	15,547	13,524
	47,470	41,459	131,592	111,595
Interest expense	3,338	2,823	8,606	6,994
Total expenses	74,032	62,647	196,054	161,934
Income before taxes	14,011	11,455	48,576	43,213
Income taxes	6,723	4,444	19,972	16,354
Net income	$7,288	$7,011	$28,604	$26,859
Diluted earnings per share	$0.43	$0.39	$1.63	$1.45
Diluted weighted average shares outstanding	17,148	17,950	17,511	18,547

Consolidated Balance Sheets
(unaudited and in thousands)

	December 31,	March 31,	December 31,
	2007	2007	2006
ASSETS
Cash	$7,728	$5,779	$7,121
Gross loans receivable	663,217	505,788	560,742
Less: Unearned interest & fees	(175,152)	(127,750)	(144,522)
Allowance for loan losses	(36,790)	(27,840)	(30,715)
Loans receivable, net	451,275	350,198	385,505
Property and equipment, net	17,835	14,310	13,880
Deferred taxes	20,825	14,507	11,847
Goodwill	5,353	5,040	5,021
Intangibles	10,510	11,060	11,624
Other assets	8,994	10,222	11,481
	$522,520	$411,116	$446,479

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	273,450	171,200	236,900
Income tax payable	3,504	8,015	-
Accounts payable and accrued expenses	17,528	16,408	15,468
Total liabilities	294,482	195,623	252,368
Shareholders' equity	228,038	215,493	194,111
	$522,520	$411,116	$446,479

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WRLD Reports Revenues and Net Income per Share

January 24, 2008

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Expenses as a percent of total revenues:
Provision for loan losses	26.4%	24.8%	22.8%	21.1%
General and administrative expenses	53.9%	55.9%	53.8%	54.4%
Interest expense	3.8%	3.8%	3.5%	3.4%

Average gross loans receivable	$608,880	$511,210	$566,563	$470,399

Average loans receivable	$448,946	$379,879	$419,050	$350,384

Loan volume	$528,664	$440,916	$1,362,414	$1,135,375

Net charge-offs as percent of average loans	16.7%	15.6%	15.0%	13.8%

Return on average assets	5.9%	6.9%	8.3%	9.5%

Return on average equity	13.1%	13.1%	17.1%	16.6%

Offices opened (closed) during the period, net	14	53	99	111

Offices open at end of period	831	731	831	731

END